Exhibit 99.1

PRESS RELEASE

CSL011002	02/07/11

Carlisle Companies Reports $0.35 Earnings Per Share for the Fourth Quarter, Including Hawk Acquisition Charges

CHARLOTTE, NORTH CAROLINA, February 7, 2011 - Carlisle Companies Incorporated (NYSE:CSL) reported net sales from continuing operations of $626.9 million for the quarter ended December 31, 2010, a 20% increase from $524.3 million in the fourth quarter of 2009.  Sales increased in all segments with the exception of Carlisle FoodService Products, with organic sales increasing by 16% from the fourth quarter of the prior year.  The acquisition of Hawk Corporation on December 1, 2010 contributed $21.6 million of sales in the fourth quarter.

Income from continuing operations was $21.9 million, or $0.35 per diluted share, in the fourth quarter 2010 compared with $36.1 million, or $0.58 per diluted share, in the fourth quarter 2009.  2010 fourth quarter income included after-tax costs incurred related to the Hawk acquisition of $9.9 million, or $0.16 per diluted share.  Also impacting the comparison to 2009 was a tax benefit recorded in the fourth quarter of 2009 of $19.6 million, or $0.32 per diluted share, attributable to the release of a deferred tax liability previously provided with respect to un-repatriated earnings. In the fourth quarter of 2010, income was positively impacted by higher sales volume, reduction in plant restructuring costs and savings from the Carlisle Operating System.  Partially offsetting these positive impacts were higher raw material costs.

Comment

David A. Roberts, Chairman, President and CEO, said, “Our businesses achieved 16% organic growth in the fourth quarter of 2010 and, for the full year, 9% organic sales growth compared to 2009.  We saw demand strengthen in nearly all of our major product lines and our management team did an excellent job in capturing new opportunities in the domestic and global marketplace.

“We were very pleased with the sales and earnings performance of our Construction Materials segment in 2010. Despite continued weak demand for new construction, full year organic sales for Construction Materials grew by 9% reflecting a shift in sales mix from new construction to re-roofing applications, which now comprise approximately 75% of our business. In 2009, we increased our re-roofing focus and have significantly improved our replacement position through our branding strategy and continued support from our channel partners. In contrast to new construction, the re-roofing market is less cyclical and relatively more stable due to the large base of installed roofs requiring replacement in a given year. Raw material costs for this segment rose significantly during 2010, and management met the challenge by focusing on operating expense reductions and cost effective sourcing strategies, increasing EBIT (“earnings before interest and taxes”) by 3% from $155 million in 2009 to $159 million in 2010.”

Roberts continued, “Our Interconnect Technologies segment registered record sales and earnings with organic sales up 17% and EBIT up 116%, reflecting strong demand for its high performance aerospace solutions and specialized military applications while leveraging higher sales volume and utilizing the Carlisle Operating System to significantly improve margins.

“We are also very pleased with the off-highway braking business in our Brake & Friction segment, which achieved organic sales growth of 36% for the full year and 50% organic sales growth in the fourth quarter.” Roberts noted, “On December 1, 2010 we completed the acquisition of Hawk Corporation for $414 million and combined Hawk with the off-highway braking business to form the Carlisle Brake & Friction segment.  We incurred $14.2 million in pre-tax costs in connection with the acquisition. The combination of these two higher margin businesses creates a global braking solutions platform with exposure to key emerging markets and is an important growth platform for Carlisle.

“Also during the fourth quarter, we substantially completed plant consolidation activities at our tire manufacturing operations and commenced production at our new tire facility in Jackson, TN.  We also closed our Logansport, IN friction plant.  For the full year, we incurred $14.2 million in plant restructuring costs and a remaining $2.0 million is expected in the first quarter of 2011.  These closures mark the completion of a consolidation process which began in late 2008 that has enabled us to operate in a much more efficient manner while meeting higher production requirements.  We expect savings of approximately $14 million in 2011 from company-wide consolidation efforts.”

Roberts continued, “We realigned our segments during the fourth quarter as follows:

•                  Carlisle Construction Materials

•                  Carlisle Transportation Products, which includes the tire and wheel, and power transmission belt product lines

•                  Carlisle Brake & Friction, which combines the off-highway brake and friction business with the friction business obtained in the Hawk acquisition

•                  Carlisle Interconnect Technologies

•                  Carlisle FoodService Products

“We partially funded the Hawk acquisition with $250 million in new senior unsecured notes issued in December 2010.  We currently have a debt-to-capital ratio of 26% and available borrowing of $409 million under our revolving credit facility, leaving us well positioned to continue our focus on growth by investing in our businesses and pursuing other strategic acquisitions.”

Roberts concluded by stating, “For the full-year 2011, we are planning for sales growth in the mid-teens, which includes the acquisition of Hawk.  While escalating raw material costs will continue to pressure earnings, we expect EBIT margins to improve during the year to reflect the consolidation savings in the Transportation Products segment, margin contribution from the Brake & Friction segment as well as continued focus on new product development and efficiencies gained from the

Carlisle Operating System.  We are pleased with our performance in 2010 and the actions taken to establish a platform for growth and margin improvement in 2011.”

Segment Results

Carlisle Construction Materials:  Fourth quarter 2010 net sales increased 16% to $306.5 million from $263.7 million in the fourth quarter of 2009, on continued increased demand for the Company’s re-roofing applications.  Despite the sales increase, EBIT declined from $38.7 million in the fourth quarter 2009 to $34.4 million in the fourth quarter 2010.  The decline in EBIT reflected higher raw material costs as well as selling prices which, although relatively level with the third quarter of 2010, declined in comparison to the same quarter of the prior year.

Carlisle Transportation Products:  Fourth quarter 2010 net sales increased 14% to $146.4 million from $128.1 million during the fourth quarter of 2009.  EBIT improved to $0.3 million in the fourth quarter of 2010 from a loss of $6.1 million in the prior year period.  The sales improvement was led by a 35% increase in the agriculture and construction product line in addition to a 22% improvement in the power transmission belt business.  The outdoor power equipment and ATV product lines also experienced increased sales demand.  During the fourth quarter 2010, the Company recorded $2.4 million in restructuring charges, compared with $10.3 million in restructuring costs incurred during the fourth quarter of 2009.  While the Company experienced higher raw material costs, particularly for its natural and synthetic rubber purchases, these increases were significantly offset by higher selling prices.  The Company also experienced additional start-up costs related to the commencement of production at its new plant in Jackson, TN.

Carlisle Brake & Friction: Fourth quarter 2010 net sales increased 158% to $51.4 million from $19.9 million and EBIT was a loss of $10.7 million compared to a loss of $2.5 million during the prior year period. The acquisition of Hawk in the fourth quarter contributed $21.6 million to net sales.  The braking system product line achieved organic growth of 50% primarily due to higher global demand in construction and mining markets.  Included in EBIT during the fourth quarter 2010 was $14.2 million in costs incurred in connection with the Hawk acquisition and $1.5 million in restructuring costs for the Logansport, IN plant closure.  EBIT in the fourth quarter of 2009 included $2.3 million in plant restructuring costs.

Carlisle Interconnect Technologies: Fourth quarter 2010 net sales increased 20% to $65.5 million from $54.4 million from the fourth quarter of 2009.  The Company experienced a 25% increase in demand for its aerospace applications as well as increases in military orders for its RF microwave products.  EBIT increased by 242% from $2.6 million in the fourth quarter 2009 to $8.9 million in the fourth quarter 2010, and EBIT margin improved from 4.8% to 13.6% for the comparative periods.  EBIT during the fourth quarter 2009 was impacted by $3.1 million in restructuring charges.

Carlisle FoodService Products: Fourth quarter 2010 net sales declined 1.9% to $57.1 million from $58.2 million, and EBIT declined 16% to $5.3 million from $6.3 million for the same period in 2009.  Despite declines in restaurant traffic during the fourth quarter 2010, sales in the foodservice product line increased 6.2%, offset by lower orders in the healthcare product line.  The Company also experienced higher raw material costs during the fourth quarter 2010 and has announced price increases effective in the first quarter of 2011.

Interest Expense

Interest expense of $3.2 million for the fourth quarter 2010 compared to $2.0 million in 2009. In connection with the Hawk acquisition, the Company assumed Hawk’s 8.75% senior unsecured notes with a principal amount of approximately $57 million.  On January 10, 2011, utilizing borrowings under the Company’s revolving credit facility, the Company redeemed the Hawk notes for approximately $59 million, which equaled the notes’ carrying amount.  Also, effective December 9, 2010, the Company issued $250 million in 5.125% senior unsecured notes due 2020 to partially fund the Hawk acquisition.

Income Tax Expense

Income tax expense from continuing operations was $1.7 million for the fourth quarter 2010, compared to an income tax benefit of $10.5 million for the same period in 2009. The effective tax rate of 7.2% in the fourth quarter 2010 reflected the impact of tax law changes during this period and resolution of prior year tax audits.  The net tax benefit in 2009 resulted from the release of a $19.6 million deferred tax liability.

Discontinued Operations

Income from discontinued operations was $10.3 million, or $0.16 per diluted share, during the fourth quarter of 2010, compared to a loss from discontinued operations of $0.2 million for the same period in 2009.  During the fourth quarter of 2010, the Company realized a $3.9 million after-tax gain on the sale of Trail King, which was sold on October 4, 2010. In addition, the Company recognized after-tax gains of $6.0 million during the fourth quarter 2010 related to the final dissolution of certain of its discontinued operations.

Net Income

Net income for the fourth quarter 2010 was $32.2 million, or $0.51 per diluted share, compared to net income of $35.9 million, or $0.58 per diluted share for the fourth quarter 2009.  Fourth quarter 2010 net income was negatively impacted by costs incurred in connection with the Hawk acquisition, or $0.16 per diluted share, partially offset by income from discontinued operations.  2009 net income was positively impacted by the aforementioned release of a deferred tax liability of $0.32 per diluted share.

Year-to-Date

Net sales of $2,527.7 million for the year ended December 31, 2010 increased 12% as compared with $2,258.1 million for the prior year.  Sales increased in all segments with the exception of FoodService Products.  Sales from acquisitions contributed $67.5 million, or 3.0% to net sales.

Income from continuing operations for the year ended December 31, 2010 of $130.6 million, or $2.10 per diluted share, decreased 16% as compared with $155.3 million, or $2.51 per diluted share, for the same period in 2009.  2009 income included the reversal of a $19.6 million deferred tax liability.  Full year 2010 EBIT of $196.1 million decreased 7% from $211.9 million in the prior year.  2009 results include a $27 million gain from a fire insurance settlement.  2010 EBIT was also negatively impacted by higher raw material costs, year-over-year decrease in selling prices and $14.2 million in charges related to the Hawk acquisition.  These negative impacts were partially offset by higher sales volume and a $17.1 million reduction in restructuring expenses.

Income from Discontinued Operations of $15.0 million, or $0.24 per diluted share, during 2010 compared to a loss from Discontinued Operations of $10.7 million, or $0.17 per diluted share, in 2009.

Net income for the year ended December 31, 2010 was $145.6 million, or $2.34 per diluted share.  Net income for the year ended December 31, 2009 was $144.6 million, or $2.34 per diluted share.

Cash Flow

Cash flow provided from operations of $107.4 million for the year ended December 31, 2010 compares to cash flow of $417.2 million for 2009.  Cash used for working capital and other assets and liabilities of $109.9 million during 2010 primarily reflected an increase in receivables and inventory due to higher sales activity, as compared to 2009, where cash provided by working capital and other assets and liabilities was $189.4 million as sales declined  in 2009.  During 2010, average working capital (defined as the average of the quarter end balances, excluding current year acquisitions, of receivables, plus inventory less  accounts payable) as a percentage of annualized sales (defined as year-to-date net sales, excluding current year acquisitions, calculated on an annualized basis) was 22%, as compared to 25% for the full year 2009.

Cash used in investing activities of $339.3 million in 2010 compared to cash used of $89.5 million in 2009.   In 2010, cash used to purchase Hawk, net of cash acquired, of $343.4 million was partially offset by proceeds from the sale of Johnson Truck Bodies and Trail King.  Capital expenditures were $64.6 million during 2010 compared to capital expenditures of $48.2 million during 2009.

Cash provided by financing activities of $223.8 in 2010 compared to cash used in financing activities of $274.2 million in 2009.  During 2010, the Company issued $250 million in 5.125% senior unsecured notes due 2020 to partially fund the acquisition of Hawk, and incurred related issuance costs of approximately $1.9 million

Conference Call and Webcast

The Company will discuss fourth quarter 2010 results on a conference call at 10:00 a.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investors/conference_call.html), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

About Carlisle Companies

Carlisle Companies Inc. is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, lawn and garden, mining and construction equipment, aerospace and electronics, dining and food delivery, and healthcare. Through our group of decentralized operating companies led by entrepreneurial management teams we bring innovative product solutions to solve the challenges our customers face. Our 11,000 employees worldwide, who generated $2.5 billion in net sales in 2010, are focused on continuously improving the value of the Carlisle brand by developing the best products, insuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED

Unaudited Condensed Consolidated Statements of Earnings

(In millions, except share and per share amounts)

	Fourth Quarter			Full Year
	2010	2009	% Change	2010	2009	% Change

Net sales	$626.9	$524.3	20%	$2,527.7	$2,258.1	12%
Cost and expenses:
Cost of goods sold	497.4	412.1	21%	1,999.0	1,767.8	13%
Selling and administrative expenses	95.8	71.4	34%	310.5	274.3	13%
Research and development expenses	6.4	4.1	56%	23.2	16.4	41%
Gain related to fire settlement	—	—	NM	—	(27.0)	NM
Other expense (income), net	0.5	9.1	NM	(1.1)	14.7	NM

Earnings before interest and income taxes	26.8	27.6	-3%	196.1	211.9	-7%
Interest expense, net	3.2	2.0	60%	8.3	9.0	-8%

Earnings before income taxes	23.6	25.6	-8%	187.8	202.9	-7%
Income tax expense	1.7	(10.5)	NM	57.2	47.6	20%

Income from continuing operations, net of tax	21.9	36.1	-39%	130.6	155.3	-16%

Income (loss) from discontinued operations, net of tax	10.3	(0.2)	NM	15.0	(10.7)	NM

Net income	$32.2	$35.9	-10%	$145.6	$144.6	1%

Basic earnings (loss) per share (1)
Continuing operations	$0.36	$0.59	-39%	$2.12	$2.53	-16%
Discontinued operations	0.16	—	NM	0.24	(0.17)	NM
Basic earnings per share	$0.52	$0.59	-12%	$2.36	$2.36	0%

Diluted earnings (loss) per share (1)
Continuing operations	$0.35	$0.58	-40%	$2.10	$2.51	-16%
Discontinued operations	0.16	—	NM	0.24	(0.17)	NM
Diluted earnings per share	$0.51	$0.58	-12%	$2.34	$2.34	0%

Average shares outstanding - in thousands
Basic	60,997	60,640		60,901	60,601
Diluted	61,766	61,340		61,592	61,234

Dividends	$10.5	$9.8	7%	$40.6	$38.6	5%
Dividends per share	$0.17	$0.16	6%	$0.66	$0.63	5%

(1) Numerator for basic and diluted EPS calculated based on “two class” method of computing earnings per share:

Income from continuing operations	$21.7	$35.7	$129.2	$153.6
Net income	$31.9	$35.5	$144.0	$143.0

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED

Unaudited Segment Financial Data

(In millions)

	Fourth Quarter			Full Year
	2010	2009	% Change	2010	2009	% Change
Net Sales

Carlisle Construction Materials	$306.5	$263.7	16%	$1,223.6	$1,125.9	9%
Carlisle Transportation Products	146.4	128.1	14%	684.8	633.5	8%
Carlisle Brake & Friction	51.4	19.9	158%	129.4	74.6	73%
Carlisle Interconnect Technologies	65.5	54.4	20%	251.1	180.5	39%
Carlisle FoodService Products	57.1	58.2	-2%	238.8	243.6	-2%
Total Net Sales	$626.9	$524.3	20%	$2,527.7	$2,258.1	12%

Earnings Before Interest and Income Taxes (EBIT)

Carlisle Construction Materials	$34.4	$38.7	-11%	$159.2	$155.2	3%
Carlisle Transportation Products	0.3	(6.1)	105%	21.7	53.4	-59%
Carlisle Brake & Friction	(10.7)	(2.5)	-328%	(0.9)	0.8	-213%
Carlisle Interconnect Technologies	8.9	2.6	242%	30.9	14.3	116%
Carlisle FoodService Products	5.3	6.3	-16%	24.3	24.7	-2%
Corporate	(11.4)	(11.4)	0%	(39.1)	(36.5)	-7%
Total EBIT	$26.8	$27.6	-3%	$196.1	$211.9	-7%

EBIT Margins

Carlisle Construction Materials	11.2%	14.7%		13.0%	13.8%
Carlisle Transportation Products	0.2%	-4.8%		3.2%	8.4%
Carlisle Brake & Friction	-20.8%	-12.6%		-0.7%	1.1%
Carlisle Interconnect Technologies	13.6%	4.8%		12.3%	7.9%
Carlisle FoodService Products	9.3%	10.8%		10.2%	10.1%
Corporate	-1.8%	-2.2%		-1.5%	-1.6%
Total EBIT Margin	4.3%	5.3%		7.8%	9.4%

CARLISLE COMPANIES INCORPORATED

Unaudited Condensed Consolidated Balance Sheet

(In millions)

	December 31,	December 31,
	2010	2009
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$89.4	$96.3
Receivables	391.0	287.1
Inventories	430.5	338.3
Prepaid expenses and other	106.0	65.0
Current assets held for sale	—	13.1
Total current assets	1,016.9	799.8
Property, plant and equipment, net	533.4	460.9
Goodwill and other intangible assets	965.0	625.1
Other assets	12.6	4.6
Non-current assets held for sale	1.6	23.7
Total Assets	$2,529.5	$1,914.1

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt, including current maturities	$69.0	$—
Accounts payable	195.4	132.7
Accrued expenses	192.0	160.8
Current liabilities associated with assets held for sale	—	7.6
Total current liabilities	456.4	301.1
Long-term debt	405.1	156.1
Other liabilities	327.3	238.3
Shareholders’ equity	1,340.7	1,218.6
Total Liabilities and Shareholders’ Equity	$2,529.5	$1,914.1

CARLISLE COMPANIES INCORPORATED

Unaudited Condensed Consolidated Statements of Cash Flows

(In millions)

	Full Year
	2010	2009
Operating activities
Net income	$145.6	$144.6
Reconciliation of net income to operating cash flows:
Depreciation and amortization	71.9	67.5
Non-cash compensation	13.3	13.9
Loss on writedown of assets	0.2	20.9
Gain on insurance recoveries	—	(24.3)
Deferred taxes	7.5	8.3
Gain on disposition of investments, property and equipment, net	(17.5)	(1.7)
Foreign exchange gain	(1.8)	0.2
Change in working capital and other assets and liabilities	(109.9)	189.4
Other	(1.9)	(1.6)
Net cash provided by operating activities	107.4	417.2
Investing activities
Capital expenditures	(64.6)	(48.2)
Acquisitions, net of cash acquired	(343.4)	(80.8)
Proceeds from sale of businesses	59.8	—
Proceeds from investments and disposal of property and equipment	9.1	9.2
Proceeds from insurance settlements related to property, plant and equipment	—	30.0
Other	(0.2)	0.3
Net cash (used in) investing activities	(339.3)	(89.5)
Financing activities
Net change in short-term debt and revolving credit lines	10.0	(235.4)
Net proceeds from long-term debt	248.9	—
Bond issuance costs	(1.9)	—
Dividends paid	(40.6)	(38.6)
Excess tax benefits on share-based compensation	1.3	0.1
Treasury shares and stock options, net	6.1	1.0
Treasury share repurchases	—	(1.3)
Net cash provided by (used in) financing activities	223.8	(274.2)
Effect of exchange rate changes on cash	1.2	0.1
Change in cash and cash equivalents	(6.9)	53.6
Cash and cash equivalents
Beginning of period	96.3	42.7
End of period	$89.4	$96.3